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                                                                  (Exhibit 10.1)

[GRAPHIC OMITTED]


February 12, 2002

Mr. Howard L. Hunger
207 Country Ridge Road
Scarsdale, NY 10583

Dear Howie:

Neoware is pleased to offer you the position of Executive Vice President of Worldwide Marketing and Business Development, based in Manhattan, reporting to me.

In your capacity as Executive Vice President of Marketing and Business Development you will be responsible for all product marketing, marketing communications, third party alliances and business development for Neoware worldwide. Your objectives will be to direct Neoware's thin client product management, increase Neoware's profile with industry analysts and the press, manage and grow third party relationships, including relationships with Microsoft, IBM and Citrix, and direct business development activities. Your initial staff shall consist of eight existing Neoware team members located in Pennsylvania and New York. It is expected that your marketing and business development budget, including salaries and benefits shall be approximately five percent of Neoware's sales initially, and shall decline as a percentage of sales as sales grow.

The base salary for this position is $6730.77 payable every two weeks, and you will be eligible for four weeks of vacation. Because we believe that all employees should work toward the same goals and benefit from the Company's success, Neoware will grant to you, subject to approval by Neoware's stock option committee, options to purchase 140,000 shares of stock in the Company with an exercise price equal to the closing price on your first day of employment, as detailed in the Employee Stock Option Agreement. These are five-year options and will vest over four years, with twenty five percent of the options vesting on each of your first four anniversaries.

In addition to your base salary, you will be eligible for a bonus of up to $80,000 annually based upon the Company meeting its quarterly and annual revenue and profitability goals, and based upon meeting your department expense goals. These goals may be adjusted from time to time at the discretion of the Company's CEO and Board of Directors.

In order to facilitate your employment with Neoware, the Company will agree to loan you up to $340,000 in order to enable you to exercise your existing Incentive Stock Options to acquire IBM stock. This loan will have a term of three years, will bear interest at an annual rate of 5.0%, and will be secured by the IBM securities that you receive as a result of exercising these options. Under the terms of the note you will agree to repay the loan with the proceeds of the sales of any of the shares of IBM acquired with the proceeds of the loan, and from any bonus paid to you by Neoware, with any remaining principal and interest due and payable in the event of your voluntary or involuntary separation from the Company, or in any event, three years from the date of the loan.

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You understand that this letter is not an Employment Agreement, and that you are an employee at will. This means that employment and compensation can be terminated with or without "cause," as that term is defined below, and with or without notice, at any time, at the option of either Neoware or yourself, except as otherwise provided by law. Should your employment be terminated by the Company during your first twelve months of employment for reasons other than for "cause," Neoware will agree to continue to pay your base salary for a period of six months from the date of termination. Should your employment be terminated as a result of a "change in control," of the Company after your first twelve months of employment, Neoware will agree to continue to pay your base salary for a period of six months from the date of termination.

For the purposes of this offer letter, "cause" shall mean your termination upon:
(a) Your continued neglect of such assigned duties and responsibilities as shall be consistent with the terms of this letter or your responsibilities after receipt of a written warning of specific deficiencies and your failure to cure such deficiencies within thirty (30) days; or (a) Your engaging in willful misconduct which is demonstrably injurious to the Company; or (c) Your committing a felony or an act of fraud against or the misappropriation of property belonging to the Company, or (d) Your breach in any material respect of the terms of this letter or the non-disclosure and non-solicitation agreement referred to below, and your failure to cure the breach within thirty (30) days after written notice of the breach from the Company. For the purposes of this offer letter, "change in control" shall have the meaning set forth in Section 14 of the Company's 1995 Stock Option Plan.

Copies of Neoware's employee benefit plan and Stock Option Plan are enclosed. You agree to sign the attached non-disclosure and non-solicitation agreement.

We are very excited about the possibility of you joining us as a key member of the Neoware team, and believe that you'll be a great addition to the Company as we build our business.

Please feel free to contact me on my cell phone at 267-304-2084 with any questions.


Very truly yours,                              Accepted

Neoware Systems, Inc.                          Date: ______________________



Michael Kantrowitz                             Howard L. Hunger
President and CEO